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                                                                    EXHIBIT 23.6



PERSONAL AND CONFIDENTIAL

February 24, 1999

Board of Directors
Meridian Industrial Trust, Inc.
455 Market Street, 17th Floor
San Francisco, California 94105

     Re:  Registration Statement (File No. 333-69001) of ProLogis Trust

Gentlemen:

Reference is made to our opinion letter dated as November 16, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of Meridian Industrial Trust, Inc. (the "Company") of the exchange ratio of one share of Common Stock to be exchanged for 1.10 common shares, par value $.01 per share, of ProLogis Trust ("ProLogis"), and to the extent that the Average Trading Price, as defined in the Agreement and Plan of Merger, dated as of November 16, 1998, as amended, by and between the Company and ProLogis (the "Merger Agreement"), is less than $22.725, up to $2.00 in cash consideration, pursuant to the Merger Agreement.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinions of the financial advisors," "The Merger-Background of the merger," "--Reasons for the merger, Recommendations of the Meridian board," "--Opinion of Meridian's financial advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement and Prospectus included in the above-mentioned Registration Statement, as amended.
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Meridian Industrial Trust, Inc.
February 24, 1999
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In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)